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                                                                  EXHIBIT 10.19


                        PROFESSIONAL SERVICES AGREEMENT

         THIS AGREEMENT, made as of this 6th day of June, 2000, between Dino Moshova, a New York resident ("Provider"), and Pet Quarters, Inc., an Arkansas corporation whose principal place of business is located at 720 East Front Street in Lonoke, Arkansas 72086 ("Customer").

                                  WITNESSETH:

         WHEREAS, Customer desires to acquire consulting services from Provider upon the terms, conditions and provisions as hereinafter set forth, and Provider desires to provide such consulting services as Customer desires upon the terms, conditions and provisions as hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and mutual undertakings of the parties herein contained and for other good and valuable consideration, the receipt of which the parties hereby acknowledge, intending to be legally bound Provider and Customer hereby agree as follows:

         1. Duties of Provider. Customer hereby contracts with Provider as an e-commerce consultant whose responsibilities shall include, but not be limited to, the design and development of interactive Web sites for Customer and its subsidiaries for Internet, Intranet, and E-Commerce. In addition to such described duties, Customer anticipates that it will request Provider to perform additional consulting and managerial tasks for Customer and Provider shall accept such additional assignments without additional compensation unless otherwise agreed upon by Customer. Provider agrees to perform all such services in a prompt, professional and workmanlike manner consistent with generally accepted professional and business practices and standards. As payment for all such services, including any additional tasks as contemplated above, Provider shall receive the amounts described in paragraph 3 hereof.

         Provider shall devote the time and attention necessary for Provider to fulfill his commitment and obligations to Customer's business of developing the premier Internet pet supply, information and resource site, designing and developing Customer's Web sites, and assuring that Customer's computer systems and operations are sufficient to meet Customer's internet and e-commerce needs. Provider shall exert his best efforts to discharge the responsibilities assigned to him by Customer. Provider shall discharge his responsibilities to Customer in such a manner and he shall not at anytime do anything which may cause or tend or be likely to cause any loss or damage to Customer in business, reputation or otherwise. Provider shall consult exclusively with Customer during the term of this Agreement; provided, however, that Provider may engage in personal pursuits that do not substantially interfere with the performance of his duties under this Agreement.

         2. Term. This Agreement shall be effective as of the date hereof, and the "TERM OF ENGAGEMENT" (as defined herein) shall commence as of June 1, 2000 (the "START DATE"). As used herein, the phrase "TERM OF ENGAGEMENT" shall mean the period commencing on the Start Date and ending approximately two (2) years from the Start Date on May 31, 2000; provided, however, that, unless either the Customer or Provider provides two (2) months notice to the contrary prior to the end of the Term of Engagement, the Term of Engagement shall




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automatically be extended for one (1) year periods. Notwithstanding the foregoing, the Term of Engagement shall expire on the first to occur of the following (the "TERMINATION DATE"):


         (a) TERMINATION BY THE CUSTOMER WITHOUT CAUSE. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Customer may, at any time, terminate Provider's engagement for any reason other than Cause (as defined below), Disability (as defined below), or Death by giving Provider at least thirty (30) days prior written notice of the effective date of termination. In the event Provider's engagement hereunder is terminated by the Customer other than for Cause, Disability or Death, Provider shall be entitled to receive from Customer all amounts specified below as follows:

                  i. Base Compensation. Customer shall pay or cause to be paid within 15 days of the Termination Date in a lump sum, an amount equal to that portion of Provider's Base Compensation (as defined below) as he would have received during the period commencing on the Termination Date and ending at the latter of the Term of Employment or twelve (12) months after the Termination Date (the "COMPENSATION CONTINUATION PERIOD").

                  ii. Stocks/Stock Options. Any unvested stock options, stock appreciation rights, warrants, bonus units, or comparable rights (collectively, "options") granted or to be granted to Provider, and any shares or other units (collectively "shares") granted or to be granted to Provider, pursuant to any plan involving or based upon equity in the Customer, shall automatically and fully vest in Provider (and any and all conditions applicable thereto shall be deemed satisfied). In addition, any options granted or to be granted to Provider, vested or unvested, and all shares of common stock of the Customer owned by Provider shall automatically double. Such options shall be fully vested in accordance with this subsection except the exercise price for such options granted pursuant to this subsection shall be the closing bid price for shares of common stock of the Company on the Termination Date, and such shares of common stock shall be deemed to be validly issued, fully paid, and nonassessable.

         (b) TERMINATION FOR CAUSE. The Customer shall have the right to terminate Provider's engagement at any time for Cause by giving Provider written notice of the effective date of termination (which effective date may, except as otherwise provided below, be the date of such notice). If the Customer terminates Provider's engagement for Cause, Provider shall be paid his unpaid Base Compensation accrued through the Termination Date, and the Customer shall have no further obligation hereunder from and after the effective Termination Date under this subsection and shall have all other rights and remedies available under this or any other agreement and at law or in equity.


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                           For purposes of this Agreement, "CAUSE" shall mean:

                  (i) theft, forgery, fraud, misappropriation, embezzlement, moral turpitude or other act of material misconduct against the Customer or any of its affiliates;

                  (ii) willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is or is reasonably expected to be materially injurious to the financial condition of the Customer; or

                  (iii) conviction of, or plea of guilty or nolo contendere to, a felony or any crime of theft, forgery, fraud, misappropriation, embezzlement, moral turpitude or other act of material misconduct;

                  (iv) a material violation of any fiduciary duty owed to the Customer;

                  provided, however, that for any such event, activity or omission in clause (iv) of this subsection, Provider shall be given (A) prior written notification of the Customer's intended actions and a description of the alleged events, activities or omissions giving rise thereto, and (B) with respect to those events, activities or omissions for which a cure is reasonably possible, a reasonable opportunity (of not less than thirty (30) days) to cure such breach.

         (c) TERMINATION ON ACCOUNT OF DEATH. In the event of Provider's death while engaged by the Customer, his engagement hereunder shall terminate on the date of his death and Provider shall be paid his unpaid Base Compensation through the Termination Date.

         (d) TERMINATION ON ACCOUNT OF DISABILITY. To the extent not prohibited by The Americans With Disabilities Act of 1990, if, as a result of Provider's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Customer and Provider), Provider is unable to substantially render to the Customer the services required under this Agreement for more than ninety (90) days out of any consecutive one hundred and eighty (180) day period or if a physician acceptable to the Customer advises the Customer that it is likely that Provider will be unable to return to the performance of his duties for more than ninety (90) days out of any consecutive one hundred and eighty (180) day period his engagement may be terminated for "DISABILITY." During any period that Provider fails to perform his duties with the Customer as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Compensation until Provider's engagement hereunder is terminated pursuant to this subsection.

         (e) TERMINATION BY PROVIDER FOR GOOD REASON. Provider shall have the right to terminate Provider's engagement, without further obligation or liability to Customer, except that any termination of Provider's engagement under this Section 5(e) shall have the same effect as a termination without cause by Customer under Section 5(a) above, upon the occurrence of any one or more of



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                  the following events, which events shall be deemed
                  termination by Provider for "Good Reason":

                  i. MATERIAL BREACH. If Customer willfully commits a material breach of this Agreement with the actual knowledge that its conduct constitutes a breach of this Agreement;

                  ii. EFFECTIVENESS OF NOTICE. Upon the failure to cure any of the events/breaches set out in Section 5(e)(i) within thirty (30) days after Customer's receipt of written notice from Provider specifying the applicable events/breaches and expressly referring to this Section 5(e) (the "Initial Notice"), Provider shall have the right to elect to terminate his engagement for Good Reason by giving a second written notice (the "Second Notice") to Customer to such effect and referring to this
                           Section 5(e); provided, however, that with respect to any such events/breaches that are capable of prospective cure, if Customer commences to effect such a cure within the foregoing thirty (30) day period, Customer shall be permitted additional time to cure and not be deemed in breach so long as it diligently continues to seek to effect a cure. Provider shall be deemed to have terminated his engagement for Good Reason under this Section 5(e) effective ten (10) days following Second Notice.

         3. Compensation. For all the services to be rendered by Provider, Customer agrees to pay Provider for the duration of the Term of Engagement Compensation of no less than eight-five thousand dollars ($85,000) per calendar year, payable no less than monthly, commencing June 30, 2000. Provider may also participate, as deemed appropriate by the Board of Directors of Customer, in any of the Customer's stock option plans.

         4. Independent Contractor. In its performance of services pursuant to this Agreement, Provider shall at all times act in his own capacity and right as an independent contractor, and nothing herein may be construed to make Provider an agent, partner, or joint venturer of Customer. Provider shall not have any claim to Customer's revenues. Provider shall be solely responsible for all taxes due upon or as a result of Provider's receipt of the compensation contemplated herein, and Customer shall not be responsible in any manner, except as required by the income tax laws of the United States, for withholding or payment of taxes related to any amounts paid by Customer to Provider.

         5. Confidentiality And Nondisclosure Agreement. Provider acknowledges that, as a consultant to Customer, Provider has been and will be in a position to receive or have access to confidential information (as hereafter defined) regarding the business carried on by Customer. Confidential Information includes, but is not limited to, all information regarding Customer's: (a) customers and customer lists, including all names, addresses, phone numbers and any other pertinent information; (b) sources of supply, price lists and costs;
(c) marketing strategies and procedures, advertising strategies and sales methods; (d) corporate strategies, plans and goals; (e) information contained in training manuals; (f) technical information; (g) prospective and executed contracts, financial information and other business arrangements; (h) all other proprietary knowledge or data acquired or obtained through Provider's relationship with Customer. Provider



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hereby agrees that, except with the prior written consent of Customer, Provider will not, during the course of his association with Customer or at any time thereafter, directly or indirectly use, disclose or disseminate (in any manner) to any other person (including any individual or entity) any Confidential Information. In the event Provider's contract with Customer terminates or is terminated for any reason, Provider agrees to return to Customer all documentation pertaining or relating to any Confidential Information.

         Provider also recognizes and agrees that in the event of Provider's breach or violation of any provisions of this paragraph, Customer may suffer irreparable injury that cannot adequately be compensated for monetary damages and agrees that Customer shall have the immediate right to obtain a preliminary or final injunction against Provider issued by a court of competent jurisdiction enjoining any breach or violation of this paragraph.

         6. Fair Competition Agreement. To induce Customer to retain Provider, Provider agrees, commencing on the date of Provider's termination of services to Customer for any reason except if this Agreement is terminated by Customer, without good cause, and continuing for a period of one (1) year, Provider shall not solicit, accept business, or in any way compete with Customer, whether on his own account or as a shareholder, partner, joint venturer, employee, consultant, advisor and/or agent of any person, firm, corporation or other entity engaged in the business of providing pet products, supplies, services or advice to third-parties on the internet or by mail order catalogues anywhere in the world. Provider acknowledges, represents and warrants to Customer that the covenant of Provider hereunder is reasonably necessary for the protection of Customer's interest and is not unduly restrictive upon Provider.

         Provider also recognizes and agrees that in the event of Provider's breach or violation of any provisions of this paragraph, Customer may suffer irreparable injury that cannot adequately be compensated for monetary damages and agrees that Customer shall have the immediate right to obtain a preliminary or final injunction against Provider issued by a court of competent jurisdiction enjoining any breach or violation of this paragraph.

         7. Consolidation. Merger or Sale or Transfer of Assets or Earning
Power.

         (a) In the event that, following the date hereof, directly or indirectly, (x) the Customer shall consolidate with, or merge with and into, any other entity (other than a subsidiary of the Customer), and the Customer shall not be the continuing or surviving corporation of such consolidation or merger, (y) any person (other than a subsidiary of the Customer) shall consolidate with, or merge with or into, the Customer, and the Customer shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of common stock of the Customer shall be changed into or exchanged for stock or other securities of any other entity or cash or any other property, or (z) the Customer shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets, operating income, cash flow or earning power of the Customer and its subsidiaries (taken as a whole) to any person(s) or entity(ies)


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                  (other than the Customer or any subsidiary of the Customer), then, and in each such case and except as contemplated by subsection (d), Provider shall have been deemed terminated without cause for purposes of Section 5(a)(ii), regardless of whether Provider remains employed by Customer or its survivor pursuant to this Agreement, and any termination of Provider within twelve (12) months of such consolidation or merger shall be deemed to be without cause and the remaining provisions of Section 5(a) shall be applicable.

         (b) The Customer shall not consummate any such consolidation, merger, sale or transfer unless the surviving entity shall have a sufficient number of authorized shares of its common stock that have not been issued or reserved for issuance to permit the exercise in full of the rights of Provider in accordance with Section 5(a)(ii) and unless prior thereto the Customer and such surviving entity shall have executed and delivered to the Provider an agreement acknowledging the Customer's or the surviving entity's obligation to, as soon as practicable after the date of any Section 7 event, prepare and file a registration statement under the Securities Act of 1933 (the "Act"), with respect to all shares of common stock owned by Provider or to be acquired by Provider pursuant to any option, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the
                  Act) until Provider has sold all of his shares of common stock in the Customer or the surviving entity or Provider can sell of his shares of common stock in the Customer or the surviving entity without such current registration statement.

         (c) The provisions of this Section 7 shall similarly apply to successive mergers or consolidations or sales or other transfers.

         8. Benefit. This Agreement shall bind all parties, the respective heirs, executors, administrators and assigns, but nothing contained herein shall be construed as an authorization or right of any party to assign his rights or obligations hereunder.

         9. Resolution of Disputes. If any dispute shall arise under or related to this Agreement or the transactions contemplated hereby, other than pursuant to and under Section 6, such dispute shall be settled by arbitration in accordance with the rules of the American Arbitration Association (the "AAA"). Such dispute shall be settled by arbitration in the City of Little Rock, Arkansas by three (3) arbitrators, one of whom shall be appointed by Provider, one by the Customer, and the third by the first two arbitrators. If either party fails to appoint an arbitrator within ten (10) days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within ten (10) days, then such arbitrator shall be appointed in accordance with the rules of the AAA. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the rules of the AAA so as to enable the arbitrators to render an award within sixty (60) days of the commencement of the arbitration proceedings. The decision of the arbitrators shall be binding upon the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The decision of the



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arbitrators shall include within the arbitration award a recovery by the prevailing party or parties of its or their expenses of arbitration, including the fees and expenses of the arbitrators, other costs associated with the arbitration proceeding and the reasonable attorneys' fees and expenses of the prevailing party or parties incurred in connection with the arbitration.

         10. Assignment. Neither Customer nor Provider may assign this Agreement without the prior written consent of the other party.

         11. Waiver Of Breach Or Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

         12. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

         If to Provider:            Dino Moshova
                                    56 Stuart Place
                                    Munsey Park, New York  11030

         If to the Customer:        Pet Quarters, Inc.
                                    720 East Front Street
                                    Lonoke, Arkansas  72086
                                    Attn:  Steven Dempsey, CEO

         With  copies to:           Wright, Lindsey & Jennings LLP
                                    200 West Capitol Avenue, Suite 2200
                                    Little Rock, Arkansas 72201
                                    Attn:  C. Tad Bohannon

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Arkansas without reference to the choice of law provisions of such State's law, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters of the law the jurisdiction under which the respective entity derives its powers shall govern, and to the extent governed by federal law.

         14. Survival. The covenants contained in or liabilities accrued under this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

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         15. Paragraph Headings. The paragraph headings contained in this
Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17. Entire Agreement. This instrument contains the entire agreement of the parties and may not be changed except by a writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

         18. Provider's Acknowledgment. Provider acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Customer, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

         IN WITNESS WHEREOF, Customer has hereunto caused this Agreement to be executed by its duly authorized officers and Provider has hereunto set his hand, all being done in duplicate originals with One (1) original being delivered to each party on the day and year first above written.





                                   CUSTOMER:

                                   PET QUARTERS, INC.
                                   720 East Front Street
                                   Lonoke, Arkansas 72056
                                   USA


                            By:
                                   -------------------------------------------
                                   Steve Dempsey, President


                                   PROVIDER:

                                   DINO MOSHOVA


                                   -----------------------------------------
                                   Dino Moshova



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